INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

INCREASES WELL COUNT TO 174 WELLS TREATED WITH EXCELYTE®

LITTLE RIVER, S.C., May 11, 2015 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it is currently providing Excelyte® well maintenance treatments on 174 oil wells to four customers in the Uinta Basin in Utah and in the Permian Basin in New Mexico. The Company has commenced Excelyte well maintenance treatments on 33 new oil wells, a 23% increase since it last provided an update on its oil and gas operations on April 16, 2015, and 68 new wells (a 64% increase) since the Company provided an update on its oil and gas operations on March 5, 2015. The Company estimates that there are approximately 5,000 oil producing wells in the Uinta Basin and approximately 25,000 oil producing wells in the New Mexico region of the Permian Basin that could benefit from Excelyte maintenance treatments.

David R. LaVance, the Company’s President and Chief Executive Officer, commented, “We continue to progress in the development of our oil and gas business and are currently in discussions with approximately five new customers interested in utilizing Excelyte to treat both oil and gas wells. As expected, our growing industry footprint has enhanced our ability to cultivate and accelerate additional customers as we can provide hard data on the effects and the potential cost savings of Excelyte well maintenance treatments. We continue to explore additional locations for new production depots.”

The Company also announced that it will provide operational updates, such as the number of wells that are being treated with Excelyte, on a quarterly basis beginning with the results of the second quarter of 2015.

The Company believes that Excelyte reduces the level of hydrogen sulfide gas in oil wells faster than competing products and results from well maintenance treatments have been encouraging:

●	Excelyte treatments rapidly kill 99.9% of sulfate-reducing bacteria present.

●	Excelyte kills bacteria that corrode well equipment and well linings, which the Company believes should lower well repair costs for oil producers.

●	Excelyte is an effective biocide with an added benefit - it reduces the level of hydrogen sulfide gas present in oil wells.

●	Excelyte is easier to administer and more environmentally responsible than competing products due to its naturally occurring properties.

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte acts as a biocide and as a hydrogen sulfide eliminator/scavenger that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s current down-hole well maintenance treatments consist of regularly scheduled Excelyte treatments on oil production wells that: contain bacteria which can corrode well equipment and well linings; contain bacteria that can sour the oil produced; and/or test positive for hydrogen sulfide.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs. The Company’s EcaFlo equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company’s actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com